EXHIBIT 99.1

Alliqua Names David Johnson Executive Chairman of Aquamed Technologies and Member of Alliqua Board of Directors

NEW YORK, NY – December 4, 2012 -- Alliqua, Inc. (OTCQB:ALQA) ("Alliqua" or the "Company") today announced the appointment of David Johnson to the Alliqua Board of Directors as well as executive chairman of Aquamed Technologies, Inc. (“Aquamed”), a wholly owned subsidiary of Alliqua. Aquamed is focused on the manufacture of custom hydrogels used for transdermal drug delivery, wound care, medical diagnostics and cosmetics. Mr. Johnson is a highly respected executive in the wound care industry with over 30 years of experience leading private and public medical device companies. He most recently served as chief executive officer of ConvaTec Inc., a company with annual revenue of approximately $1.6 billion dedicated to the manufacture of acute and chronic wound care products, including antimicrobial ionic silver dressings.

“Dave’s appointment to the position of executive chairman of our Aquamed subsidiary is an important step in Alliqua’s evolution, as we strategically delineate the businesses within our organization,” stated James Sapirstein, president and CEO of Alliqua. “While at ConvaTec Inc., Dave was responsible for an impressive increase in sales of its wound care product line through a number of strategic initiatives including investment in emerging markets, the launch of six new products in the past three years, and careful integration of acquisitions. These skills, as well as his diligent capital management and broad international experience, will serve Alliqua well as we make an effort to increase our position in the wound care market through licensing, acquisitions and other initiatives to build patient solutions to help drive Aquamed’s value.”

David Johnson was formerly president of the ConvaTec division of Bristol-Myers Squibb, Inc. until 2008 when he orchestrated a sale of the division from its pharmaceutical parent to Avista Capital Partners and Nordic Capital in a deal valued at $4.1 billion. Concurrently, he acquired and integrated the assets of Copenhagen-based Unomedical to expand ConvaTec Inc.’s manufacturing and infrastructure into Europe. From 2008 through 2012, Mr. Johnson served as the chief executive officer of ConvaTec Inc. Prior to his tenure with ConvaTec Inc., Mr. Johnson held several senior positions in the U.S., Europe and Canada with Zimmer Inc., Fisher Scientific, and Baxter Corporation. He served as a member of ConvaTec Inc.’s Board of Directors and the Board of the Advanced Medical Technology Association (AdvaMed), where he chaired the Global Wound Sector Team for four years. Mr. Johnson received an undergraduate business degree in marketing from the Northern Alberta Institute of Technology in Edmonton, Alberta, Canada, completed the INSEAD Advanced Management Program in Fontainbleau, France, and is a fellow from the Wharton School of the University of Pennsylvania.

Mr. Johnson added, “This is a very exciting time to join the Alliqua team as we work together to increase revenues and build the Aquamed product portfolio to better serve the needs of the wound care market. I look forward to applying my industry knowledge and experience in building businesses and brands to further the success of Alliqua’s marketed products and, ultimately, to increase shareholder value. From strategic collaborations to additive product or business acquisitions, I believe Aquamed is well positioned to pursue multiple significant opportunities in the wound care market.”

About Alliqua, Inc.
Alliqua, Inc. (ALQA) ("Alliqua") is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua's leading technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its new line of 510K FDA-approved hydrogel products for wound care under the SilverSeal® brand. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne PA, allows Alliqua to aggressively develop and custom manufacture a wide variety of hydrogels. Alliqua’s hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua’s drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises. Additionally, our subsidiary, HepaLife Biosystems, Inc., focuses on the development of a cell-based bioartificial liver system, known as HepaMate™.

For additional information, please visit www.alliqua.com. To receive future press releases via email, please visit: http://alliqua.com/contacts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements
This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 29, 2012 and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. We undertake no obligation to publicly update or revise our forward- looking statements as a result of new information, future events or otherwise.

Contacts for Alliqua, Inc.
Steven Berger
Chief Financial Officer
646-218-1450
info@alliqua.com